Exhibit 5.1


                                  July 24, 1998


Golden Books Family Entertainment, Inc.
888 Seventh Avenue
New York, NY 10106

Ladies and Gentlemen:

     We have examined a copy of the Registration Statement on Form S-3 filed by Golden Books Family Entertainment, Inc.(the "Company") with the Securities and Exchange Commission on July 24, 1998 relating to the registration pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), of the guarantee (the "Guarantee") by the Company of $92,550,000 aggregate principal amount of 7.65% Senior Notes due 2002 (the "Notes") of Golden Books Publishing Company, Inc. ("GBPC"), a wholly owned subsidiary of the Company. The Notes and the Guarantee are governed by an Indenture (the "Indenture") dated as of September 15, 1992, as amended, among GBPC, the Company and Marine Midland Bank, as trustee (the "Trustee"). In rendering this opinion, we have reviewed such documents and made such investigation as we deemed appropriate.

     We are of the opinion that the Guarantee constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and entitled to the benefits of the Indenture, subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and similar laws affecting creditors' rights and remedies generally and subject to general principles of equity.

     We are members of the Bar of the State of New York and do not purport to be an expert in, or to express any opinion concerning, the laws of any jurisdiction other than the law of the State of New York, the Delaware General Corporation Law, and the federal laws of the United States of America.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the aforesaid Registration Statement and to the reference to our firm under the caption "Legal Matters" in the Registration Statement and the related prospectus. Our consent to such reference does not constitute a consent under Section 7 of the Act, and in consenting to such reference we have not certified any part of the Registration Statement and do not otherwise come within the categories of persons whose consent is required under said Section 7 or under the rules and regulations of the Securities and Exchange Commission thereunder.


                                         Very truly yours,


                                         /s/ Cahill Gordon & Reindel